Exhibit 99.1

Media Contact:
Adria Greenberg
Sommerfield Communications, Inc.
212-255-8386
adria@sommerfield.com

GLOBAL CASH ACCESS NAMES CHIEF FINANCIAL OFFICER

LAS VEGAS (February 25, 2008) – Global Cash Access, Inc. (GCA), the gaming industry’s leading provider of cash access services, has named George W. Gresham, 41, Executive Vice President and Chief Financial Officer. Mr. Gresham assumed his responsibilities today. The announcement was made by GCA Chief Executive Officer Scott H. Betts, who until Mr. Gresham’s appointment also served as the company’s interim Chief Financial Officer.

Mr. Gresham most recently served as Chief Financial Officer, Chief Administrative Officer and Executive Vice President of EFD|eFunds Corporation. Prior to its acquisition, EFD|eFunds was a multi-national, NYSE listed company specializing in the development and deployment of payments and payments related technology. During his tenure with EFD|eFunds, he was responsible for all facets of financial management including financial controls and reporting, domestic and international taxation, financial planning, treasury, and investor relations. EFD|eFund’s operating profit, cash flows and revenues all expanded dramatically during Mr. Gresham’s tenure.

Said Mr. Betts, “We’re excited to have George join our executive management team. He is a seasoned financial executive whose expertise and experience uniquely match our needs and objectives. George has a strong understanding of the payments industry and its competitive nature. In addition, his extensive work and leadership in a public company setting will serve us well; he has a proven track record in situations in which performance management is key. I’m confident that he will be a great asset as we work to achieve our growth targets.”

Said Mr. Gresham, “I’m very enthusiastic about joining GCA. It’s an organization that is innovative and focused on anticipating the needs of its gaming industry clients. I’m delighted to be part of GCA’s new senior management team and to work closely with Scott Betts.”

Prior to Mr. Gresham’s tenure at EFD|eFunds Corporation, he was with Deloitte & Touche, LLP in Phoenix, Arizona, serving as a member of its Assurance and Advisory Services group. He holds a BS in Accontancy from Northern Arizona University, an MBA from the Thunderbird School of Global Management and is a Certified Public Accountant

About Global Cash Access

Global Cash Access, Inc., a wholly owned subsidiary of Global Cash Access Holdings, Inc. (NYSE: GCA), is the world’s leading provider of cash access and related services to the gaming industry.  Based in Las Vegas, GCA serves approximately 1,000 casinos and other clients in the U.S., Canada, Europe, the Caribbean and Asia. With a singular focus on the worldwide casino industry, GCA provides proprietary technology that helps responsible patrons access cash via ATM, debit card, check cashing and credit card cash advance transactions for their casino entertainment. GCA also provides services that enhance casino marketing initiatives and credit decision-making through its wholly owned subsidiary Central Credit LLC, a credit decision-making tool that uses proprietary credit bureau databases. GCA is recognized with numerous gaming industry awards for developing technologies and services that enhance casino profitability and customer loyalty. For more information, visit www.globalcashaccess.com.